Exhibit 99.1

Contacts:	Investors: Michael Polyviou/Peter Schmidt
Mark Kent/Greg Rose	(212) 850-5748
Transmeta Corporation	Media: Lauren Stein
(408) 919-3000	(212) 850-5650
TRANSMETA REPORTS FIRST QUARTER 2006 RESULTS
Expects to meet first half financial guidance, lowers full year financial guidance
SANTA CLARA, CA. — May 9, 2006 — Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing technologies, today announced financial results for the fiscal 2006 first quarter ended March 31, 2006.
Highlights for the 2006 First Quarter
•	Increased revenue by 185% to $19.5 million compared to $6.9 million in the first quarter of 2005

•	Recognized $9.1 million of previously deferred revenue related to Microsoft services

•	Increased cash and short-term investments balance to $57.4 million at March 31, 2006

•	Held negative operating cash flow to $2.0 million, offset by proceeds from stock option exercises

•	Announced a LongRun2 license with Toshiba, the fourth major company to license Transmeta’s advanced power management technologies
Business Update
“Our solid first quarter marked another period of excellent execution for Transmeta,” commented Arthur L. Swift, president and CEO. “As anticipated, we completed key project deliverables for our Microsoft engineering services contract, we signed our fourth LongRun2 licensee, Toshiba, and we entered into the second year of our engineering services relationship with Sony. The modifications we made to our business model last year have resulted in a much stronger company with a blue chip customer base. We have increasing interest in our key technologies and a growing intellectual property portfolio. Our improved financial position now allows us to pursue new business initiatives and opportunities.”
Revenue for the first quarter of 2006 was $19.5 million, compared to $6.9 million in the first quarter of 2005. The year-over-year increase reflects the recognition of the Microsoft services revenue of approximately $9.1 million. Gross margin for the first quarter was 43.4% compared to a gross margin of 28.3% for the first quarter of 2005. The Company had a net loss of $1.6 million, or a loss of $0.01 per share, for the first quarter of 2006 compared with a net loss of $21.1 million, or a loss of $0.11 per share, in the first quarter of 2005.
The Company’s cash, cash equivalents and short term investments at March 31, 2006 totaled $57.4 million. In addition, the Company has a debt-free balance sheet.

Guidance
The Company is revising its guidance in light of both reductions in Sony’s requirements for Transmeta engineering services as reflected in the current project agreements entered into with Sony in April 2006 and the Company’s current expectations regarding further decisions by Sony and other potential customers about prospective new engineering service engagements in 2006.
The Company now anticipates:
•	Meeting first half financial guidance of at least $27 million of revenue and negative operating cash flow of no more than $10 million

•	Revising full year revenue guidance to a range of $48.0 to $58.0 million

•	Net loss of $26 million to $16 million, or a loss of $0.13 to $0.08 per share, which includes non-cash charges of $7 million of patent amortization and $6 million of stock option compensation expense

•	Full year negative operating cash flow of $28 million to $20 million
“Earlier this quarter, we entered into new project agreements with Sony for their new fiscal year, but at a lower revenue level than anticipated. As a result, our services revenue may be lower than we previously expected and we have reduced our full year revenue guidance to between $48.0 to $58.0 million,” commented Mark R. Kent, chief financial officer. “Based on our current outlook, we are forecasting increased negative operating cash flow, which we expect to partially offset by working capital or partner supported financing. We also expect a somewhat higher net loss for the year, but we remain committed to building a business characterized by an expanding customer base, recurring revenue streams and sustained profitability.”
Conference Call
As previously announced, Transmeta’s management will host a conference call today at 5:00 p.m. Eastern time / 2:00 p.m. Pacific time to discuss the operating performance for the quarter. The conference call will be available live over the Internet at the investor relations section of Transmeta’s website at www.transmeta.com. To listen to the conference call, please dial (913) 981-5545. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until 9:59 p.m. Pacific time on May 16. The phone number to access the recording is (888) 203-1112, and the passcode is 7623346. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We now also provide, through strategic alliances and under contract, engineering services that leverage our microprocessor design and development capabilities. In addition to our microprocessor product and services businesses, we also develop and license advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.
Safe Harbor Statement
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions, specific conditions and volatility in the markets that we address, the risk that we might not successfully negotiate any additional agreements to provide engineering services, the potential loss of key technical and business personnel, practical challenges in modifying our business model, our ability to satisfy the continued listing requirements of the Nasdaq Stock Market, the adoption and market acceptance of our products and technologies by current and potential customers and licensees, our inability to predict or ensure that third parties will license our technologies or use our technologies to generate royalties, the rescheduling or cancellation of significant customer orders, difficulties in developing or manufacturing our products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 8-K, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
Transmeta is a trademark of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

Transmeta Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2006	December 31, 2005 (1)
ASSETS
Current assets:
Cash and cash equivalents	$27,522	$27,659
Short-term investments	29,859	28,811
Accounts receivable	216	1,686
Inventories	177	265
Prepaid and other current assets	2,241	2,279

Total current assets	60,015	60,700

Property, plant and equipment, net	1,436	1,623
Patents and patent rights, net	14,369	16,080
Other assets	920	911

TOTAL ASSETS	$76,740	$79,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$733	$1,521
Accrued compensation and benefits	2,951	3,279
Deferred income, net	5,847	5,937
Accrued other	1,992	2,109
Advances from customers	3,586	7,260
Accrued restructuring costs	1,792	1,803

Total current liabilities	16,901	21,909

Long-term accrued restructuring costs	2,054	2,453

Total liabilities	18,955	24,362

Stockholders’ equity:
Common stock	717,562	713,129
Treasury stock	(2,439)	(2,439)
Accumulated other comprehensive loss	(148)	(195)
Accumulated deficit	(657,190)	(655,543)

Total stockholders’ equity	57,785	54,952

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,740	$79,314

(1)	Derived from the Company’s audited financial statements as of December 31, 2005, included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

TRANSMETA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Revenue:
Product	$589	$6,406
License	—	—
Service	18,920	448

Total revenue	19,509	6,854

Cost of revenue
Product (1)	162	4,752
License	—	—
Service (1)	10,881	161

Total cost of revenue	11,043	4,913

Gross profit	8,466	1,941

Operating expenses:
Research and development (1)	3,252	12,222
Selling, general and administrative (1)	5,544	7,956
Restructuring charges	74	1,309
Amortization of intangible assets	1,711	1,711
Stock compensation	—	(34)

Total operating expenses	10,581	23,164

Operating loss	(2,115)	(21,223)
Interest income and other, net	503	246
Interest expense	(35)	(108)

Net loss	$(1,647)	$(21,085)

Net loss per share — basic and diluted	$(0.01)	$(0.11)

Weighted average shares outstanding — basic and diluted	193,365	189,151

(1) Includes stock-based compensation charges as follows:
Cost of product revenue	$4	$—
Cost of service revenue	601	—
Research and development	258	—
Selling, general and administrative	454	—

Total stock-based compensation	$1,317	$—